Exhibit 99.1

ULTA BEAUTY ANNOUNCES THIRD QUARTER FISCAL 2019 RESULTS

Net Sales Increased 7.9%

Comparable Sales Increased 3.2%

Diluted EPS Increased 3.2% to $2.25

Company Updates Fiscal 2019 Guidance

Bolingbrook, IL – December 5, 2019 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“Third Quarter”) and thirty-nine week period (“First Nine Months”) ended November 2, 2019 compared to the same periods ended November 3, 2018.

“Our differentiated model is winning in the marketplace,” said Mary Dillon, Chief Executive Officer. “The Ulta Beauty team delivered another quarter of solid top-line performance, gross margin expansion, and EPS growth, despite the current challenges facing the U.S. cosmetics category. We continue to gain market share across all major beauty categories, and we are extending our leadership position by creating stronger connections with our guests and engaging with them in better and more exciting ways.”

For the Third Quarter of Fiscal 2019

•	Net sales increased 7.9% to $1,682.5 million compared to $1,560.0 million in the third quarter of fiscal 2018;
•

Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 3.2% compared to an increase of 7.8% in the third quarter of fiscal 2018. The 3.2% comparable sales increase was driven by 2.3% transaction growth and 0.9% growth in average ticket;

•

Gross profit as a percentage of net sales increased 40 basis points to 37.1% compared to 36.7% in the third quarter of fiscal 2018, primarily due to improvement in merchandise margins driven by marketing and merchandising strategies and leverage of fixed store costs, partially offset by investments in salon services;

•

Selling, general and administrative (SG&A) expenses as a percentage of net sales increased 140 basis points to 26.7%  compared to 25.3% in the third quarter of fiscal 2018, primarily due to deleverage of corporate overhead related to investments in growth initiatives and store labor, partially offset by lower incentive compensation expense and leverage in marketing expense;

•

Pre-opening expenses decreased to $6.5 million compared to $7.6 million in the third quarter of fiscal 2018. Real estate activity in the third quarter of fiscal 2019 included 31 new stores, three remodels, and two relocations, compared to 42 new stores, four remodels, and one relocation in the third quarter of fiscal 2018;

•	Operating income was $167.8 million, or 10.0% of net sales, compared to $169.2 million, or 10.8% of net sales, in the third quarter of fiscal 2018;
•	Tax rate was 23.1%, flat as compared to the third quarter of fiscal 2018;
•	Net income was $129.7 million compared to $131.2 million in the third quarter of fiscal 2018; and
•

Diluted earnings per share increased 3.2% to $2.25, which included a $0.02 per share benefit primarily due to an increase in federal income tax credits, compared to $2.18 in the third quarter of fiscal 2018, which included a $0.02 per share benefit due to income tax accounting for share-based compensation.

For the First Nine Months of Fiscal 2019

•	Net sales increased 10.9% to $5,092.2 million compared to $4,591.9 million in the first nine months of fiscal 2018;
•

Comparable sales increased 5.4%, compared to an increase of 7.5% in the first nine months of fiscal 2018. The 5.4% comparable sales increase was driven by 4.0% transaction growth and 1.4% growth in average ticket;

•

Gross profit as a percentage of net sales increased  50 basis points to 36.8% compared to 36.3% in the first nine months of fiscal 2018, primarily due to improvement in merchandise margins driven by marketing and merchandising strategies and leverage of fixed store costs, partially offset by investments in salon services and supply chain operations;

•

SG&A expenses as a percentage of net sales increased 100 basis points to 24.5% compared to 23.5% in the first nine months of fiscal 2018, primarily due to deleverage of corporate overhead related to investments in growth initiatives and store labor, partially offset by leverage in marketing expense;

•

Pre-opening expenses decreased to  $15.7 million compared to $17.4 million in the first nine months of fiscal 2018. Real estate activity in first nine months of fiscal 2019 included 73 new stores, 12 remodels, and six relocations, compared to 95 new stores, 13 remodels, and two relocations in the first nine months of fiscal 2018;

•	Operating income increased to $613.3 million, or 12.0% of net sales, compared to $572.9 million, or 12.5% of net sales, in the first nine months of fiscal 2018;
•

Tax rate decreased to 21.8% compared to 23.0% in the first nine months of fiscal 2018. The lower effective tax rate is primarily due to income tax accounting for share-based compensation and federal income tax credits;

•	Net income increased to $483.2 million compared to $443.9 million in the first nine months of fiscal 2018; and
•

Diluted earnings per share increased 12.5% to $8.27, which included a $0.24 per share benefit primarily due to income tax accounting for share-based compensation, compared to $7.35 in the first nine months of fiscal 2018, which included a $0.09 per share benefit due to income tax accounting for share-based compensation.

Balance Sheet

Merchandise inventories, net at the end of the third quarter of fiscal 2019 totaled $1,616.9 million compared to $1,484.6 million at the end of the third quarter of fiscal 2018, representing an increase of $132.4 million. The increase in total inventory was driven by 78 net new stores and timing of shipments ahead of the holiday season. Average inventory per store increased 2.1% compared to the third quarter of fiscal 2018.

The Company ended the third quarter of fiscal 2019 with  $208.8  million in cash and cash equivalents.

Recent Accounting Pronouncement – Leases

On February 3, 2019, the Company adopted Accounting Standards Codification (ASC) 842 using the modified retrospective approach. The new standard requires leases to be recorded on the balance sheet as lease liabilities with corresponding right-of-use assets. Upon adoption, the Company recognized and measured leases without revising comparative period information or disclosures. The adoption of ASC 842 resulted in the recording of operating lease assets and liabilities of $1.46 billion and $1.84 billion, respectively, as of February 3, 2019. As part of the adoption, the Company recorded an adjustment to retained earnings of $2.4 million.

Share Repurchase Program

During the third quarter of fiscal 2019, the Company repurchased 529,404 shares of its common stock at a cost of $128.6 million. During the first nine months of fiscal 2019, the Company repurchased 1,639,438 shares of its common stock at a cost of $506.9 million.  As of November 2, 2019, $388.8 million remained available under the $875.0 million share repurchase program announced in March 2019.

Store Expansion

During the third quarter of fiscal 2019, the Company opened 31 stores located in Albuquerque, NM; Bethlehem, GA; Cleveland, TN; Columbus, OH; Conroe, TX; Davenport, FL; El Segundo, CA; Georgetown, TX; Germantown, TN; Grand Rapids, MI; Jacksonville, NC; Jeffersonville, IN; Johns Creek, GA; Kearny, NJ; Lake Stevens, WA; Lakewood, WA; Matthews, NC; Millbury, MA; Parsippany, NJ; Pasadena, MD; Perris, CA; Philadelphia, PA; Raleigh, NC; Shirley, NY; Southfield, MI; Topeka, KS; Wareham, MA; West Mifflin, PA; Wheat Ridge, CO; Williamsville, NY; and Yuma, AZ. In addition, the Company closed three stores.

The Company ended the third quarter of fiscal 2019 with 1,241 stores and square footage of 13,061,791, representing a 6.9% increase in square footage compared to the third quarter of fiscal 2018.

Outlook

The Company has updated its fiscal 2019 outlook and now expects to:

•	open approximately 80 new stores, execute approximately 20 remodel or relocation projects, and complete approximately 270 store refreshes;
•	increase total sales by approximately 10% (previously between 9% and 12%);
•	achieve comparable sales growth in the range of 4.7% to 5.0% (previously 4% to 6%), including e-commerce growth of 20% to 30%;
•	deleverage operating income margin rate in the range of 60 to 70 basis points;
•

deliver diluted earnings per share in the range of $11.93 to $12.03 (previously $11.86 to $12.06), including the impact of approximately $700 million in share repurchases and assuming an effective tax rate of approximately  23%;

•	incur capital expenditures between $305 million and $315 million (previously $340 million to $350 million); and
•	incur depreciation and amortization expense of approximately $300 million.

As previously discussed, to more closely align with industry practices the Company no longer provides a quarterly outlook. The Company will continue to provide an annual outlook, which it will update on a quarterly basis, as appropriate.

Conference Call Information

A conference call to discuss third quarter of fiscal 2019 results is scheduled for today, December 5, 2019, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 705‑6003. The conference call will also be webcast live at http://ir.ultabeauty.com. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on December 19, 2019 and can be accessed by dialing (844) 512‑2921 and entering conference ID number 13696497.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services.  In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program. As of November 2, 2019, Ulta Beauty operates 1,241 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward‑Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: changes in the overall level of consumer spending and volatility in the economy; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the ability to execute our Efficiencies for Growth cost optimization program; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; the possibility of material disruptions to our information systems; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; our ability to attract and retain key executive personnel; natural disasters that could negatively impact sales; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10‑K for the fiscal year ended February 2, 2019, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10‑Q. Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

(331) 757-2206

Patrick Flaherty

Senior Manager, Investor Relations

pflaherty@ulta.com

(331) 253-3521

Media Contact:

Olivia Mata

Senior Manager, Public Relations

(630)  410-5408

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	November 2,		November 3,
	2019		2018
	(Unaudited)		(Unaudited)
Net sales	$1,682,514	100.0%	$1,560,011	100.0%
Cost of sales	1,059,081	62.9%	987,733	63.3%
Gross profit	623,433	37.1%	572,278	36.7%

Selling, general and administrative expenses	449,198	26.7%	395,453	25.3%
Pre-opening expenses	6,455	0.4%	7,612	0.5%
Operating income	167,780	10.0%	169,213	10.8%
Interest income, net	(900)	0.1%	(1,318)	0.1%
Income before income taxes	168,680	10.1%	170,531	10.9%
Income tax expense	38,933	2.3%	39,365	2.5%
Net income	$129,747	7.7%	$131,166	8.4%

Net income per common share:
Basic	$2.25		$2.20
Diluted	$2.25		$2.18

Weighted average common shares outstanding:
Basic	57,568		59,724
Diluted	57,763		60,062

Exhibit  2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	39 Weeks Ended
	November 2,		November 3,
	2019		2018
	(Unaudited)		(Unaudited)
Net sales	$5,092,150	100.0%	$4,591,899	100.0%
Cost of sales	3,217,971	63.2%	2,923,447	63.7%
Gross profit	1,874,179	36.8%	1,668,452	36.3%

Selling, general and administrative expenses	1,245,174	24.5%	1,078,219	23.5%
Pre-opening expenses	15,667	0.3%	17,363	0.4%
Operating income	613,338	12.0%	572,870	12.5%
Interest income, net	(4,617)	0.1%	(3,786)	0.1%
Income before income taxes	617,955	12.1%	576,656	12.6%
Income tax expense	134,729	2.6%	132,771	2.9%
Net income	$483,226	9.5%	$443,885	9.7%

Net income per common share:
Basic	$8.31		$7.38
Diluted	$8.27		$7.35

Weighted average common shares outstanding:
Basic	58,123		60,135
Diluted	58,396		60,432

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	November 2,	February 2,	November 3,
	2019	2019	2018
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$208,843	$409,251	$296,944
Receivables, net	112,888	136,168	102,353
Merchandise inventories, net	1,616,920	1,214,329	1,484,565
Prepaid expenses and other current assets	118,343	138,116	119,817
Prepaid income taxes	40,474	16,997	22,294
Total current assets	2,097,468	1,914,861	2,025,973

Property and equipment, net	1,233,412	1,226,029	1,257,775
Operating lease assets	1,529,524	—	—
Goodwill	10,870	10,870	9,084
Other intangible assets, net	3,622	4,317	6,985
Deferred compensation plan assets	26,269	20,511	21,397
Other long-term assets	27,683	14,584	11,477
Total assets	$4,928,848	$3,191,172	$3,332,691

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$594,993	$404,016	$574,480
Accrued liabilities	249,112	220,666	255,156
Deferred revenue	190,188	199,054	154,447
Current operating lease liabilities	222,627	—	—
Total current liabilities	1,256,920	823,736	984,083

Non-current operating lease liabilities	1,706,806	—	—
Deferred rent	—	434,980	432,052
Deferred income taxes	83,856	83,864	50,045
Other long-term liabilities	34,110	28,374	30,775
Total liabilities	3,081,692	1,370,954	1,496,955

Commitments and contingencies

Total stockholders’ equity	1,847,156	1,820,218	1,835,736
Total liabilities and stockholders’ equity	$4,928,848	$3,191,172	$3,332,691

Exhibit 4

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	November 2,	November 3,
	2019	2018
	(Unaudited)	(Unaudited)
Operating activities
Net income	$483,226	$443,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	219,207	207,652
Non-cash lease expense	219,220	—
Deferred income taxes	(8)	(408)
Stock-based compensation expense	19,108	20,308
Loss on disposal of property and equipment	4,821	1,339
Change in operating assets and liabilities:
Receivables	5,812	(2,594)
Merchandise inventories	(402,591)	(388,141)
Prepaid expenses and other current assets	(5,487)	(19,603)
Income taxes	(23,477)	(34,906)
Accounts payable	190,977	248,719
Accrued liabilities	23,109	42,151
Deferred revenue	(8,866)	1,963
Operating lease liabilities	(198,181)	—
Deferred rent	—	24,136
Other assets and liabilities	30,636	(2,287)
Net cash provided by operating activities	557,506	542,214

Investing activities
Purchases of short-term investments	(245,000)	(386,193)
Proceeds from short-term investments	245,000	506,193
Purchases of property and equipment	(241,136)	(256,415)
Acquisitions, net of cash acquired	—	(13,606)
Purchases of equity investments	(43,757)	—
Net cash used in investing activities	(284,893)	(150,021)

Financing activities
Repurchase of common shares	(506,868)	(379,423)
Stock options exercised	43,211	12,668
Purchase of treasury shares	(9,364)	(5,939)
Net cash used in financing activities	(473,021)	(372,694)

Net increase (decrease) in cash and cash equivalents	(200,408)	19,499
Cash and cash equivalents at beginning of period	409,251	277,445
Cash and cash equivalents at end of period	$208,843	$296,944

Exhibit 5

2019 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2019	quarter	quarter	quarter	end of the quarter
1st Quarter	1,174	22	0	1,196
2nd Quarter	1,196	20	3	1,213
3rd Quarter	1,213	31	3	1,241

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2019	the quarter	quarter	during the quarter	quarter
1st Quarter	12,337,145	236,596	0	12,573,741
2nd Quarter	12,573,741	209,469	29,612	12,753,598
3rd Quarter	12,753,598	339,469	31,276	13,061,791